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Exhibit 10.1

        AMENDMENT NUMBER NINE, dated as of September 13, 2002 (this "Amendment"), to the Amended and Restated Credit Agreement dated as of November 27, 1998, as previously amended, modified and supplemented and as last amended by Amendment Number Eight, dated as of July 29, 2002 (the "Credit Agreement"), among SUPERIOR TELECOMMUNICATIONS INC. (formerly known as Superior/Essex Corp.), a Delaware corporation (the "Company"), ESSEX GROUP INC., a Michigan corporation ("Essex" and, together with the Company, the "Borrowers"), each of the Guarantors party thereto (the "Guarantors") (which Guarantors include Superior TeleCom Inc., a Delaware corporation (the "Parent")), the lending institutions from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), as Administrative Agent, MERRILL LYNCH & CO., as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent (the "Agents"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

        WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

        WHEREAS, the Borrower and the Parent intend to consummate a sale transaction (the "2002 Asset Sale") pursuant to which (i) a newly-formed, directly or indirectly wholly-owned subsidiary of Alpine or another entity (the "Buyer") will acquire substantially all of the assets of the Parent, the Borrower and Essex relating to their electrical wire business, which is principally engaged in the manufacture and sale of building and industrial wire products, and (ii) the Buyer (or a subsidiary or affiliate thereof) will acquire (a) all of the issued and outstanding shares of capital stock of DNE Systems Inc., a Delaware corporation, from the Parent and (b) all of the issued and outstanding shares of capital stock of Texas SUT Inc., a Texas corporation, and Superior Cables Holding (1997) Ltd., an Israel corporation, from the Borrower;

        WHEREAS, the Borrower intends to make certain prepayments of Term Loans and Revolving Loans from the proceeds of the 2002 Asset Sale, as well as from the proceeds of certain tax refunds expected to be generated thereby;

        WHEREAS, the Borrowers have requested that the Agents and the Lenders amend certain sections of the Credit Agreement to, among other things, (i) approve the consummation of the 2002 Asset Sale, (ii) amend the timing of certain scheduled term loan repayments and (iii) modify certain financial covenants contained therein;

        WHEREAS, the Agents and the Required Lenders have considered and agreed to the Borrowers' requests, upon the terms and conditions set forth in this Amendment; and

        WHEREAS, the consent of the Required Lenders of each Tranche of Term Loans and the Revolving Loans is necessary to effect this Amendment;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE—AMENDMENTS

        1.1    Amendments to Section 10 (Definitions) of the Credit Agreement

        (a)  Section 10 of the Credit Agreement is hereby amended by adding the following new definitions to such section in appropriate alphabetical order:

          "'Acceptable Floating Rate Facility Amendment' shall mean a duly executed amendment to the Floating Rate Facility setting forth the agreement between the Borrowers and each Lender (as that term is defined in the Floating Rate Facility) and any other holders of notes issued under the Floating Rate Facility to the effect that no cash interest and no cash fees shall be payable under the Floating Rate Facility under any circumstances at any time prior to February 28, 2004."

          "'Additional Amendment Fee' shall have the meaning assigned to that term in Amendment Number Nine.

          "'Amendment Number Eight' shall mean Amendment Number Eight, dated as of July 29, 2002, to this Agreement."

          "'Amendment Number Nine' shall mean Amendment Number Nine, dated as of September 13, 2002, to this Agreement."

          "'Amendment Number Nine Effective Date' shall have the meaning assigned to that term in Amendment Number Nine."

          "'Cash Amendment Fee' shall have the meaning assigned to that term in Amendment Number Nine."

          "'Elbaum' shall have the meaning assigned to that term in Section 7.22."

          "'Elbaum Agreement' shall have the meaning assigned to that term in Section 7.22."

          "'Electrical Acquisition Sub' shall mean (i) the directly or indirectly wholly-owned subsidiary of Alpine formed for the purpose of acquiring the Electrical Business pursuant to the Electrical Sale or (ii) any other entity which acquires the Electrical Business pursuant to the Electrical Sale."

          "'Electrical Business' shall have the meaning assigned to that term in the definition of 'Electrical Sale'."

          "'Electrical Sale' shall mean the sale by the Parent, the Borrower and Essex (the "Electrical Sellers") to Electrical Acquisition Sub, as part of the 2002 Asset Sale, of substantially all of the assets and liabilities of the Electrical Sellers relating to their electrical wire business, which is principally engaged in the manufacture and sale of building and industrial wire products, including the Electrical Sellers' copper continuous casting operations principally conducted in Columbia City, Indiana (such assets, collectively, the "Electrical Business"), including, without limitation, the related facilities, inventories, buildings, furniture, fixtures, leasehold improvements, equipment, contract rights, accounts receivable, technology, intellectual property, product registrations, trademarks, permits, licenses and authorizations, but excluding therefrom those assets that are customarily excluded from transactions similar in nature to the such sale and as may be specified in the definitive purchase agreement governing such sale."

          "'Electrical Sellers' shall have the meaning assigned to that term in the definition of 'Electrical Sale'."

          "'GE Capital' shall mean General Electric Capital Corporation, a Delaware corporation."

          "'GE Commitment Letter' shall mean the draft Commitment Letter, dated September 13, 2002, from GE Capital to the Borrower, attached hereto as Exhibit P."

          "'Israel Sale' shall mean the sale by the Borrower to the Purchaser (or an affiliate thereof), as part of the 2002 Asset Sale, of all of the issued and outstanding shares of capital stock of Texas SUT Inc., a Texas corporation, and Superior Cables Holding (1997) Ltd., an Israel corporation."

          "'Non-LIFO Revolving Loans' shall mean any Revolving Loans that are not Excess Revolving Loans."

          "'Purchaser' shall collectively mean (i) any subsidiaries of Alpine formed for the purpose of consummating the 2002 Asset Sale or (ii) any other entity or entities consummating the 2002 Asset Sale."

          "'Revolving Loan Tax Refund Prepayment Amount' shall mean the amount of the prepayment set forth in Section 4.02(o) which is applied to repay Non-LIFO Revolving Loans; provided that until any such prepayment is actually made pursuant to Section 4.02(o), the Revolving Loan Tax Refund Prepayment Amount shall be zero."

          "'2002 Asset Sale' shall mean the collective transaction consisting of the Electrical Sale, the DNE Asset Sale and the Israel Sale."

        (b)  Section 10 of the Credit Agreement is hereby further amended by deleting the definitions of the following terms and inserting in lieu thereof the following new definitions:

          "'Applicable Base Rate Margin' shall mean 5.00%."

          "'Applicable Euro Rate Margin' shall mean 5.50%."

          "'DNE Asset Sale' shall mean the sale by the Parent to the Purchaser (or an affiliate thereof), as part of the 2002 Asset Sale, of all of the issued and outstanding shares of capital stock of DNE Systems."

          "'Excess Revolving Loans' shall mean the dollar amount (if any) of Total Revolving Outstandings in excess of an amount equal to the difference between (i) $167,527,100 and (ii) the sum of (a) the Revolving Loan Tax Refund Prepayment Amount and (b) the amount of any prepayment of Non-LIFO Revolving Loans made pursuant to Section 4.02(p)."

          "'Revolving Loan Maturity Date' shall mean May 27, 2004."

          "'Total Revolving Loan Commitment' shall mean the sum of the then Revolving Loan Commitments of each Lender, it being understood that (i) the Total Revolving Loan Commitment as of the Amendment Number Nine Effective Date shall be $214,000,000, and (ii) the Total Revolving Loan Commitment shall be reduced, (a) upon any prepayment of Non-LIFO Revolving Loans pursuant to Section 4.02(o), by the Revolving Loan Tax Refund Prepayment Amount, and (b) upon any prepayment of Non-LIFO Revolving Loans pursuant to Section 4.02(p), by the amount of such prepayment."

          "'Tranche B Term Loan Maturity Date' shall mean May 27, 2004."

        (c)  Section 10 of the Credit Agreement is hereby further amended by inserting the following proviso immediately prior to the period at the end of the definition of "Receivables Financing Agreement":

  "; provided that the term "Receivables Financing Agreement" shall include any funding agreement (or other similar instrument) and any related sales or servicing agreements entered into pursuant to, and on terms no less favorable to the Parent and its Subsidiaries than those set forth in, the GE Commitment Letter."

        (d)  Section 10 of the Credit Agreement is hereby further amended by deleting the last sentence of the definition of "Consolidated Interest Expense" and inserting in lieu thereof the following sentence:

  "With respect to periods ending on or prior to December 31, 2003 (where covenant compliance is being determined as of December 31, 2003 or earlier), Consolidated Interest Expense shall not include (x) non-cash interest on the Floating Rate Facility or (y) non-cash interest accrued by the Parent on the Trust Preferred Securities."

        (e)  Section 10 of the Credit Agreement is hereby further amended by making the following changes to the definition of "Net Cash Proceeds": (a) deleting the word "and" at the end of clause (b) of such definition and inserting in lieu thereof the phrase ",", (b) deleting the period at the end of clause (c) of such definition and inserting in lieu thereof the phrase ", and", and (c) adding the following new clause (d) immediately following clause (c) of such definition:

  "(d) in the case of the 2002 Asset Sale, Cash Amendment Fees."

        (f)    Section 10 of the Credit Agreement is hereby further amended by inserting the following proviso immediately prior to the period at the end of the definition of "Required Lenders":

  "; provided that for purposes of any decision of the Lenders with respect to any amendment or modification of the prepayment provisions set forth in Section 4.02(o), the phrase "a majority" in this definition shall be replaced with the phrase "66 2/3%".

        1.2    Amendments to Section 3 (Fees; Commitments) of the Credit Agreement

        It is hereby agreed that Section Four of Amendment Number Six and Waiver, dated as of November 30, 2001, to the Credit Agreement shall no longer be of any force or effect, but that in lieu thereof there shall be added to the Credit Agreement the following new Section 3.04:

          "3.04.    Excess Revolving Loans.    Notwithstanding any other provisions of this Agreement to the contrary, repayment of Excess Revolving Loans shall be paid in full before payment is made on any other Revolving Loans or on any Tranche of Term Loans with respect to the receipt of proceeds upon liquidation of any Collateral in bankruptcy or any distributions from a bankruptcy plan or other insolvency proceeding."

        1.3.    Amendments to Section 4 (Payments) of the Credit Agreement.

        (a)  Section 4.02(b) of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "(b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche A Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a "Tranche A Term Loan Scheduled Repayment," and each such date, a "Tranche A Term Loan Scheduled Repayment Date"):

Tranche A Term Loan Scheduled Repayment Date	Amount
July 31, 2003	$1,150,000.00
August 29, 2003	1,150,000.00
September 30, 2003	4,600,000.00
October 31, 2003	2,300,000.00
November 28, 2003	2,300,000.00
December 31, 2003	4,600,000.00
January 15, 2004	23,000,000.00
May 27, 2004	267,718,640.94

  All Tranche A Term Loans will be repaid on the Tranche A Term Loan Maturity Date."

        (b)  Section 4.02(c) of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche B Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a

  "Tranche B Term Loan Scheduled Repayment," and each such date, a "Tranche B Term Loan Scheduled Repayment Date"):

Tranche B Term Loan Scheduled Repayment Date	Amount
July 31, 2003	$1,350,000.00
August 29, 2003	1,350,000.00
September 30, 2003	5,400,000.00
October 31, 2003	2,700,000.00
November 28, 2003	2,700,000.00
December 31, 2003	5,400,000.00
January 15, 2004	27,000,000.00
May 27, 2004	343,887,652.32

  All Tranche B Term Loans will be repaid on the Tranche B Term Loan Maturity Date."

        (c)  Section 4.02(d) of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Amendment No. 6 Effective Date on which either of the Borrowers or any of their respective Subsidiaries receives Net Cash Proceeds from an Asset Sale or Sales (other than a sale of Margin Stock prior to consummation of the Merger), an amount equal to 100% of such Net Cash Proceeds shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(i), (j) and (n)."

        (d)  Section 4.02(f) of the Credit Agreement is hereby amended by deleting the word "In" immediately at the beginning of such section and replacing it with the following:

          "Other than in connection with the 2002 Asset Sale, and in".

        (e)  (i) Section 4.02(i) of the Credit Agreement is hereby amended by deleting the word "Each" immediately at the beginning of such section and replacing it with the following:

          "Other than in connection with the 2002 Asset Sale, each".

          (ii)  Section 4.02(i) of the Credit Agreement is hereby further amended by inserting the phrase "(other than amounts applied pursuant to Section 4.02(n), (o) or (p))" immediately following the phrase "Section 4" in the second sentence of such section.

        (f)    Section 4.02(l) of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "(l) Intentionally omitted."

        (g)  Section 4.02 of the Credit Agreement is hereby amended by adding the following new Sections 4.02(n), 4.02(o), 4.02(p) and 4.02(q) immediately following Section 4.02(m) at the end thereof:

          "(n) Upon the consummation of the 2002 Asset Sale, the Borrowers will (i) first, prepay Revolving Loans using the first $12,000,000 of Net Cash Proceeds from the 2002 Asset Sale (provided that such prepayment shall not permanently reduce the Total Revolving Loan Commitments) and (ii) second, prepay Term Loans using the Net Cash Proceeds from the 2002 Asset Sale remaining after the prepayment described in clause (i) of this Section 4.02(n). The amount required to be prepaid in respect of Term Loans pursuant to clause (ii) of this Section 4.02(n) shall be applied pro rata to each Tranche of Term Loans, with each Tranche of Term Loans to be allocated that percentage of the amount to be applied as is equal to a fraction

  (expressed as a percentage), the numerator of which is equal to the then-outstanding principal amount of such Tranche of Term Loans and the denominator of which is equal to the then-outstanding principal amount of all Term Loans.

        (o)  Promptly upon receipt of its tax refund for the 2002 tax year, the Company shall prepay the Tranche A Term Loans, the Tranche B Term Loans and the Non-LIFO Revolving Loans on a pro rata basis, with each such Tranche of Loans to be allocated that percentage of the amount to be prepaid as is equal to a fraction (expressed as a percentage), the numerator of which is equal to the then-outstanding principal amount of such Tranche of Loans and the denominator of which is equal to the sum of (x) the then-outstanding principal amount of all Term Loans and (y) the then-outstanding principal amount of Non-LIFO Revolving Loans. Any prepayment of Non-LIFO Revolving Loans pursuant to this Section 4.02(o) shall constitute a permanent reduction in the Total Revolving Loan Commitments.

        (p)  Unless an Acceptable Floating Rate Facility Amendment shall have been entered into (with a copy of such Acceptable Floating Rate Facility Amendment having been delivered to the Administrative Agent on behalf of the Lenders) prior to such date, on January 15, 2003, the Borrowers shall prepay Tranche A Term Loans, Tranche B Term Loans and Non-LIFO Revolving Loans in the aggregate amount of $50,000,000, with each Tranche of Loans to be allocated that percentage of the amount to be prepaid as is equal to a fraction (expressed as a percentage) the numerator of which is equal to the then-outstanding principal amount of such Tranche of Loans and the denominator of which is equal to the sum of (x) the then-outstanding principal amount of all Term Loans and (y) the then-outstanding principal amount of Non-LIFO Revolving Loans. Any prepayment of Non-LIFO Revolving Loans pursuant to this Section 4.02(p) shall constitute a permanent reduction in the Total Revolving Loan Commitments.

        (q)  Any amount required to be applied to any Tranche of Term Loans pursuant to Section 4.02(n), (o) or (p) shall be applied to reduce the Scheduled Repayments of the respective Tranche due after January 15, 2004 (but not to reduce any Scheduled Repayment due on or prior to January 15, 2004), such reduction to be made pro rata based upon the then remaining principal amount of each such Scheduled Repayment, in each case reducing the Loans incurred by each of the Company and Essex pro rata, and, if no Term Loans remain outstanding, all such amounts shall be applied to repay outstanding borrowings under the Revolving Loans."

        1.4    Amendments to Section 7 (Affirmative Covenants) of the Credit Agreement.

        (a)  Section 7 of the Credit Agreement is hereby amended by adding the following new Sections 7.22, 7.23, 7.24, 7.25 and 7.26 immediately following Section 7.21 at the end thereof:

          "Section 7.22.    Chief Executive Officer.    Simultaneously with the effectiveness of Amendment Number Nine, the Parent and the Borrower will enter into an agreement (the "Elbaum Agreement"), in the form attached hereto as Exhibit Q, with Steven S. Elbaum ("Elbaum"), terminating the Amended and Restated Executive Employment Agreement, dated as of January 1, 2001, among the Parent, the Company and Elbaum. Upon the closing of the 2002 Asset Sale, the Parent and the Company shall commence a search through a nationally recognized recruitment firm to locate and employ a successor Chief Executive Officer on or before January 31, 2003 (or such later date as may be approved by a majority of the Steering Committee of the Lenders, but in no event later than February 28, 2003). The Parent and the Company will keep the Administrative Agent and the Steering Committee of the Lenders reasonably informed as to the progress of the search. Any proposed successor Chief Executive Officer (and any further successor thereto) will be reasonably acceptable to a majority of the Steering Committee of the Lenders and will not be an Affiliate of Alpine or the Borrower prior to being employed by the Parent as Chief Executive Officer.

          Section 7.23.    Tax Refunds for the 2002 Tax Year.    The Parent and the Company will file the Returns for the 2002 tax year as promptly as practicable, and in no event later than April 30, 2003. The Parent and the Company agree to cooperate with the Administrative Agent to arrange to have all tax refunds for the 2002 tax year paid as directed by the Administrative Agent to an account established with the Administrative Agent in the name of the Borrower. The Parent and the Company will furnish to the Administrative Agent, promptly after the filing thereof, copies of each of the Returns for the 2002 tax year.

          Section 7.24.    Repayment, Refinancing or Other Settlement Plan.    The Parent and the Company will deliver to the Lenders, no later than January 25, 2003, a preliminary business plan for their remaining businesses for the period through December 31, 2004, together with a plan for the repayment, refinancing or other settlement of their debt obligations. The Parent and the Borrower will deliver a final, detailed version of such plan no later than March 31, 2003.

          Section 7.25.    Electrical Acquisition Sub Warrant.    Simultaneously with the consummation of the 2002 Asset Sale, the Borrower will take (or cause any of its Affiliates to take, as applicable) all necessary action, including entering into the appropriate security documents and filing the appropriate financing statements under the provisions of the UCC or applicable non-U.S., domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, to grant the Collateral Agent a perfected Lien in any warrants or other equity interests in Electrical Acquisition Sub acquired by the Borrower (or any of its Affiliates) as consideration for the 2002 Asset Sale pursuant to and to the full extent required by the Security Documents and this Agreement. Such actions shall include, but shall not be limited to, (i) delivery to the Collateral Agent of any stock certificates or warrants received by the Borrower as consideration for the 2002 Asset Sale, accompanied by appropriate stock powers or warrant powers, as applicable, duly executed in blank, or other instruments of transfer satisfactory to the Collateral Agent, and (ii) if necessary, the procurement of an appropriate control agreement from Electrical Acquisition Sub, including an express acknowledgement of the Lien of the Collateral Agent. All actions taken by the parties in connection with the pledge of such Collateral, including, without limitation, reasonable costs of counsel for the Collateral Agent, shall be for the account of the Borrower, which shall pay all sums due on demand.

          Section 7.26    Payment of Lender Fees Relating to Amendment Number Nine.    (a) The Borrower shall pay the Cash Amendment Fee upon the earlier of (i) the consummation of the 2002 Asset Sale or (ii) October 31, 2002 (or such later date that has been approved by a majority of the Steering Committee of the Lenders in accordance with the proviso to Section 8.02(u)).

        (b)  The Borrower shall pay the Additional Amendment Fee on April 30, 2003."

        1.5    Amendment to Section 8.02 (Consolidation, Merger, Sale or Purchase of Assets, etc.) of the Credit Agreement

        Section 8.02 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (s) of such section, (b) deleting the period at the end of clause (t) of such section and inserting in lieu thereof the phrase "; and", and (c) adding the following new clause (u) immediately following clause (t) of such section:

          "(u) The Borrower may consummate the 2002 Asset Sale on terms no less favorable to the Borrower and the Parent and their respective Subsidiaries than those set forth on Exhibit R; provided that (i) the Borrower shall have executed definitive documentation with respect to the 2002 Asset Sale on or prior to October 31, 2002 and (ii) such 2002 Asset Sale is consummated on or prior to November 30, 2002; provided, further, that such November 30, 2002 deadline may be extended until a date no later than December 31, 2002 if (A) such extension is approved by a majority of the Steering Committee of the Lenders and (B) the Borrower has entered into a receivables financing transaction on terms (including as to the tenor thereof) no less favorable to the Borrower and the Parent and their respective Subsidiaries than those set forth in the GE Commitment Letter."

        1.7    Amendment to Section 8.05 (Advances, Investments and Loans) of the Credit Agreement

        Section 8.05 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (p) of such section, (b) deleting the period at the end of clause (q) of such section and inserting in lieu thereof the phrase "; and", and (c) adding the following new clause (r) immediately following clause (q) of such section:

          "(r) Investments in stock or warrants of Electrical Acquisition Sub acquired as partial consideration for the 2002 Asset Sale (including any Investment acquired as the result of the exercise of warrants acquired in accordance with this Section 8.05(r))."

        1.8    Amendment to Section 8.07 (Transactions with Affiliates) of the Credit Agreement

        Section 8.07 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (vii) of the proviso contained in such section, (b) deleting the period at the end of clause (viii) of the proviso contained in such section and inserting in lieu thereof a semicolon, and (c) adding the following language immediately following clause (viii) of the proviso of such section:

          "(ix) the 2002 Asset Sale, on the terms permitted pursuant to Section 8.02(u); (x) the Elbaum Agreement; and (xi) the Company may enter into an expense reimbursement arrangement with Alpine that (A) provides that in the event that the Company enters into definitive documentation relating to the 2002 Asset Sale with a party other than Alpine or its affiliates, the Company shall reimburse Alpine for its actual, reasonable out-of-pocket expenses incurred in connection with the sale process, not to exceed $1,500,000, or (B) is otherwise on terms and conditions reasonably satisfactory to a majority of the Steering Committee of the Lenders."

        1.9    Amendment to Section 8.08 (Capital Expenditures) of the Credit Agreement

        Section 8.08(a) of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "(a) The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures during any twelve-month period set forth below in excess of the amount set forth below with respect to such period:

Period Ending:	Maximum Capital Expenditure Amount:
12/31/2002	N/A
12/31/2003	N/A
12/31/2004	$50,000,000
12/31/2005	$50,000,000"

        1.10    Amendment to Section 8.09 (Minimum Consolidated EBITDA) of the Credit Agreement

        Section 8.09 of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.09.    Minimum Consolidated EBITDA.    (a) The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount set forth below with respect to such Test period:

Test Period Ending:	Consolidated EBITDA:
09/30/2002	N/A
12/31/2002	N/A
03/31/2003	N/A
06/30/2003	N/A
09/30/2003	N/A
12/31/2003	N/A
03/31/2004 and the last day of each fiscal quarter thereafter	$380,000,000"

        1.11    Amendment to Section 8.10 (Interest Coverage Ratio and Fixed Charge Coverage Ratio) of the Credit Agreement

        Section 8.10 of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.10.    Interest Coverage Ratio and Fixed Charge Coverage Ratio.    The Company will not permit either (x) the Interest Coverage Ratio or (y) the ratio of Consolidated EBITDA to the sum of (1) Consolidated Interest Expense and (2) Capital Expenditures (such ratio, the "Fixed Charge Coverage Ratio") for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Fixed Charge Coverage Ratio	Interest Coverage Ratio
09/30/2002	N/A	N/A
12/31/2002	N/A	N/A
03/31/2003	N/A	N/A
06/30/2003	N/A	N/A
09/30/2003	N/A	N/A
12/31/2003	N/A	N/A
03/31/04 and the last day of each fiscal quarter thereafter	N/A	3.50x"

        1.12    Amendment to Section 8.11 (Leverage Ratio) of the Credit Agreement.

        Section 8.11 of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing with the following:

          "8.11.    Leverage Ratio.    The Company will not permit the Pro Forma Leverage Ratio at any time during the Test Period set forth below to be equal to or more than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Leverage Ratio:
09/30/2002	N/A
12/31/2002	N/A
03/31/2003	N/A
06/30/2003	N/A
09/30/2003	N/A
12/31/2003	N/A
03/31/2004 and the last day of each fiscal quarter thereafter	2.75x"

        1.13    Amendment to Section 8.11A (Monthly Covenants) of the Credit Agreement.

        Section 8.11A of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.11A.    Monthly Covenants.

        (a)    Minimum Consolidated EBITDA.    The Company will not permit Consolidated EBITDA during any trailing twelve-month period ending on the dates set forth below to be less than the amount set forth below with respect to such trailing twelve-month period:

Trailing Twelve Months Ended:	Minimum Consolidated EBITDA:
09/30/2002	$71,220,000
10/31/2002	$70,755,000
11/30/2002	$72,697,000
12/31/2002	$75,023,000
01/31/2003	$74,748,000
02/28/2003	$74,106,000
03/31/2003	$74,916,000
04/30/2003	$73,891,000
05/31/2003	$74,571,000
06/30/2003	$78,329,000
07/31/2003	$82,476,000
08/31/2003	$87,096,000
09/30/2003	$91,626,000
10/31/2003	$94,908,000
11/30/2003	$98,788,000
12/31/2003	$102,939,000

        (b)    Interest Coverage Ratio.    The Company will not permit the Interest Coverage Ratio during any trailing twelve-month period ending on the dates set forth below to be less than the ratio set forth below with respect to such trailing twelve-month period:

Trailing Twelve Months Ended:	Interest Coverage Ratio:
06/30/2003	1.07x
07/31/2003	1.13x
08/31/2003	1.20x
09/30/2003	1.27x
10/31/2003	1.32x
11/30/2003	1.38x
12/31/2003	1.44x

        (c)    Capital Expenditures.    The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures during any trailing three-month period ending on the dates set forth below in excess of the amount set forth below with respect to such trailing three-month period:

Trailing Three Months Ended:	Maximum Capital Expenditure Amount:
09/30/2002	$6,000,000
10/31/2002	$5,600,000
11/30/2002	$5,000,000
12/31/2002	$4,600,000
01/31/2003	$4,600,000
02/28/2003	$4,600,000
03/31/2003	$4,600,000
04/30/2003	$4,600,000
05/31/2003	$4,600,000
06/30/2003	$4,600,000
07/31/2003	$4,900,000
08/31/2003	$5,200,000
09/30/2003	$5,400,000
10/31/2003	$5,400,000
11/30/2003	$5,400,000
12/31/2003	$5,400,000

        (d)    Reports.    The monthly reports, quarterly reports and annual reports required to be delivered pursuant to Section 7.01(a), (b) and (c) of this Credit Agreement shall each include an Officer's Certificate certifying compliance with the monthly covenants contained in this Section 8.11A.

        (e)    Addbacks to Consolidated EBITDA.    In calculating Consolidated EBITDA for the purposes of determining compliance during fiscal 2002 and 2003 with the covenants set forth in this Section 8.11A, there shall be excluded from Consolidated EBITDA:

          (i) Any non-cash charges (pertaining to the impairment of goodwill) incurred as a result of the application of FASB 142;

          (ii) up to $17,500,000 (in the aggregate for all applicable test periods) of cash charges incurred and all non-cash charges in connection with the closure of the Rockford, Elizabethtown and Winnipeg facilities, the closure of the Electrical Canada warehouse and the downsizing of the magnet wire U.K. facility;

          (iii) Any non-cash charges and cash charges up to $10,000,000 (in the aggregate for all applicable test periods) to be incurred in connection with the closure of additional facilities to be identified by the Company, if approved by a majority of the Steering Committee of the Lenders;

          (iv) Policano & Manzo advisory fees;

          (v) Legal fees incurred in connection with Amendment Number Eight and Amendment Number Nine;

          (vi) Rothschild Inc. advisory fees;

          (vii) Costs and expenses (including legal fees and expenses) of advisors to the Borrower and the Parent (including advisors to the independent members of the Board of Directors of the Parent) associated with the 2002 Asset Sale;

          (viii) Other expenses associated with the 2002 Asset Sale, not to exceed $500,000;

          (ix) Expenses (including any sign-on bonus but excluding regular salary) associated with recruiting and/or hiring of a new Chief Executive Officer in accordance with Section 7.22;

          (x) Certain severance expenses, not to exceed $1,000,000; and

          (xi) Any amendment fees or write-off of prior deferred financing fees.

        1.14    Amendment to Section 8.17 (Limitation of Activities of Parent) of the Credit Agreement.

        Section 8.17 of the Credit Agreement is hereby amended by inserting the following proviso immediately prior to the period at the end of such section:

          "; provided that the Parent may participate in the 2002 Asset Sale on the terms permitted pursuant to Section 8.02(u)."

        1.15    Amendment to Section 9 (Events of Default) of the Credit Agreement

        Section 9.03 of the Credit Agreement is hereby amended by deleting the phrase "Section 8 or Section 7.15" contained therein and inserting in lieu thereof the phrase "Section 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25 or 7.26 or Section 8".

        1.16    Amendment to Section 12 (Miscellaneous) of the Credit Agreement

        Section 12.01 of the Credit Agreement is hereby amended by adding the following new paragraph immediately at the end thereof:

          "In addition, the Borrowers, jointly and severally, agree to pay up to $15,000 of reasonable out-of-pocket expenditures of each member of the Steering Committee of the Lenders (excluding the Administrative Agent, whose out-of-pocket expenses are addressed in the first paragraph of this Section 12.01) incurred in connection with the negotiation, preparation and execution of Amendment Number Eight and Amendment Number Nine."

        1.17    Additional Exhibits to the Credit Agreement

        Annex I to this Amendment Number Nine is hereby added to the Credit Agreement as Exhibit P thereto. Annex II to this Amendment Number Nine is hereby added to the Credit Agreement as Exhibit Q thereto. Annex III to this Amendment Number Nine is hereby added to the Credit Agreement as Exhibit R thereto.

        1.18    Reduction in Revolving Loan Commitments

        It is hereby understood and agreed that as of the Amendment Number Nine Effective Date, the Revolving Loan Commitment of each Revolving Loan Lender shall be reduced on a pro rata basis to reflect the reduction in the Total Revolving Loan Commitment from $225,000,000 to $214,000,000 in accordance with the proviso to Section 3.02(a) of the Credit Agreement.

SECTION TWO—CONDITIONS TO EFFECTIVENESS

        (a)  This Amendment shall become effective on the date (the "Amendment Number Nine Effective Date") on which the Administrative Agent shall have received:

          (i) counterparts of this Amendment executed by each Borrower, each Guarantor and the Required Lenders of each Tranche of Term Loans and the Revolving Loans;

          (ii) payment in full of all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett and Policano & Manzo) pursuant to the Credit Agreement (which costs and expenses shall be paid by wire transfer of immediately available funds and distributed by the Administrative Agent to the parties entitled thereto);

          (iii) an Officer's Certificate from the Borrowers certifying that no Default or Event of Default has occurred or is continuing (after giving effect to this Amendment) and, in the view of the Steering Committee of the Lenders, no material adverse fact or circumstance or development has become known or been disclosed;

          (iv) evidence satisfactory to it that the Borrower and General Electric Capital Corporation have executed (or are executing simultaneously with the effectiveness of this Amendment) the GE Commitment Letter (as defined in Section 1.1 of this Amendment), which GE Commitment Letter shall be effective through at least October 31, 2002; and

          (v) evidence satisfactory to it that Steven S. Elbaum, the Company and the Parent have executed (or are executing simultaneously with the effectiveness of this Amendment) the Elbaum Agreement (as defined in Section 1.4(a) of this Amendment).

        (b)  The effectiveness of this Amendment (other than Section Four) is further conditioned upon the accuracy of the representations and warranties set forth in Section Four hereof.

SECTION THREE—AMENDMENT FEES

        (a)  Each Lender that executes and delivers a signature page to this Amendment not later than 12:00 p.m. (Eastern Standard Time) on September 12, 2002 (each, a "Qualifying Lender") will be entitled to receive a cash amendment fee (the "Cash Amendment Fee") of 0.50% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment Number Nine Effective Date and payable upon the earlier of (i) the consummation of the 2002 Asset Sale or (ii) November 30, 2002 (or such later date that has been approved by a majority of the Steering Committee of the Lenders in accordance with the second proviso to Section 8.02(u) of the Credit Agreement). The Cash Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Qualifying Lenders.

        (b)  In addition, all Lenders will be entitled to receive an additional cash amendment fee (the "Additional Amendment Fee") of 0.50% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment Number Nine Effective Date and due on April 30, 2003. The Additional Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Lenders.

SECTION FOUR—REPRESENTATIONS AND WARRANTIES

        Each of the Parent and the Company hereby confirms, reaffirms and restates the representations and warranties made by it in Section 6 of the Credit Agreement and all such representations and warranties are true and correct in all material respects as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except such representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement or such changes arise out of events not prohibited by the covenants set forth in Sections 7 and 8 of the Credit Agreement or otherwise permitted by consents or waivers. The Company hereby further represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agents and each Lender that:

          (a)  Each Credit Party has the corporate power and authority to execute, deliver and perform this Amendment and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment;

          (b)  No Default or Event of Default has occurred and is continuing;

          (c)  No consent of any person other than all of the Lenders and the Agents parties hereto, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability against any Credit Party of this Amendment;

          (d)  This Amendment has been duly executed and delivered on behalf of each Credit Party by a duly authorized officer or attorney-in-fact of such Credit Party, and constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally, (b) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), and by the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court administrative, regulatory or other governmental decisions that may limit rights to indemnification or contribution or limit or affect any covenants or agreements relating to competition or future employment; and

          (e)  The execution, delivery and performance of this Amendment will not violate (i) any provision of law applicable to any Credit Party or (ii) any contractual obligation of any Credit Party, other than such violations that would not reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect.

SECTION FIVE—MISCELLANEOUS

        (a)  Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, except as otherwise provided herein, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

        (b)  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

        (c)  THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        (d)  This Amendment shall not constitute a consent or waiver to or modification of any provision, term or condition of the Credit Agreement, other than such terms, provisions, or conditions that are required to consummate the transactions contemplated by this Amendment. All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement, as amended hereby, shall remain in full force and effect.

        (e)  Each of the Borrowers, the Parent and their respective Subsidiaries acknowledges and consents to all of the terms and conditions of this Amendment and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such obligations of the Borrowers, the Parent and their respective Subsidiaries under the Credit Agreement or the other Credit Documents. Each of the Borrowers, the Parent and their respective Subsidiaries further acknowledges and agrees that such Borrowers, the Parent and their respective Subsidiaries each has no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of such obligations of the Borrowers, the Parent and their respective Subsidiaries thereunder or if such Borrowers, the Parent and their respective Subsidiaries did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Amendment. Each of the Borrowers, the Parent and their respective Subsidiaries listed as a Guarantor on the signature pages hereof acknowledges that it is a Guarantor under the Credit Agreement.

ANNEX I TO
AMENDMENT NUMBER NINE

EXHIBIT P

ANNEX II TO
AMENDMENT NUMBER NINE

EXHIBIT Q

ANNEX III TO
AMENDMENT NUMBER NINE

EXHIBIT R

Sale Term Sheet

  •
  Purchaser (or affiliates thereof) to purchase (i) substantially all of the assets, subject to substantially all of the related liabilities, of the Electrical Business (including related copper continuous casting operations (the "Concast Facilities")) and (ii) the stock of DNE and Israel.

  •
  Any contracts or other supply arrangements to be entered into by the Parent, the Borrower or any of their respective Subsidiaries, on the one hand, and Purchaser (or any of its affiliates), on the other hand, relating to the transferred Concast Facilities to be reasonably acceptable to a majority of the Steering Committee of the Lenders.

  •
  Total consideration of $85,000,000 cash + warrant to purchase 20% (on a fully-diluted basis) equity interest (with customary "tag-along" rights in favor of the Borrower and "drag-along" rights in favor of the majority stockholder in Electrical Acquisition Sub), for an aggregate exercise price of $560,000, in Electrical Acquisition Sub.

  •
  Acquisition to be accomplished substantially on an "as is, where is" basis, with purchase agreement to include limited but customary representations, warranties and indemnities of sellers, in all respects reasonably satisfactory to a majority of the Steering Committee of the Lenders.

  •
  For a period of four years, none of Purchaser or any of its affiliates (other than Superior Israel, if applicable) may compete anywhere in the world with any business currently conducted by the Parent or any of its Subsidiaries, subject to customary exceptions and except for sales of premises wire products consistent with past practice (it being understood that Purchaser or the relevant affiliate shall offer to buy such premises wire products from the Parent, the Borrower or one of their Subsidiaries at prevailing market rates).

  •
  The Borrower shall receive a tax opinion from Proskauer Rose LLP, which opinion shall be reasonably satisfactory to a majority of the Steering Committee of the Lenders, relating to tax matters associated with the 2002 Asset Sale.

  •
  The Borrower and the Parent shall have undertaken a marketing effort for the assets that are the subject of the 2002 Asset Sale, consisting of no less than the following:

  •
  Preparation of a summary description of the assets to be sold as part of the 2002 Asset Sale, together with pertinent financial information (the "Marketing Information"). Such Marketing Information shall be provided to the Administrative Agent (with a copy to each Lender).

  •
  The Borrower and the Parent, together with their financial advisors, shall identify prospective purchasers that would likely be interested in the assets being divested.

  •
  Concurrently with the preparation of the Marketing Information, the Borrower and the Parent shall establish a data room where prospective purchasers, subject to execution of satisfactory confidentiality agreements, could review more detailed information concerning the assets being divested.

  •
  The Borrower and the Parent will provide the Administrative Agent with periodic reports regarding the progress of the marketing effort, with such reports to include (i) the identity of any parties contacted regarding the proposed sale and (ii) the identity of any parties signing confidentiality agreements in connection with the proposed sale and to whom the Marketing Information has been provided.

    •
    The Borrower and the Parent shall deliver to the Administrative Agent, promptly after receipt thereof, any indication of interest, letter of intent or other writing provided by or on behalf of a prospective purchaser in connection with the 2002 Asset Sale.

  •
  All other terms and conditions to be reasonably satisfactory to a majority of the Steering Committee of the Lenders

QuickLinks

  Exhibit 10.1
  ANNEX I TO AMENDMENT NUMBER NINE EXHIBIT P
  ANNEX II TO AMENDMENT NUMBER NINE EXHIBIT Q
  ANNEX III TO AMENDMENT NUMBER NINE EXHIBIT R